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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1 )*

                        Telesp Celular Participacoes S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

 American Depositary Shares (as evidenced by American Depositary Receipts) each representing 2,500 shares of Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87952L108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x]  Rule 13d-1(b)
                                [ ]  Rule 13d-1(c)
                                [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

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CUSIP No. 87952L108                 13G                       Page 2 of 13 pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON/
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Artisan Partners Limited Partnership

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)

                Not Applicable
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware

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                        5       SOLE VOTING POWER

                                    None
        NUMBER OF
                        --------------------------------------------------------
         SHARES         6       SHARED VOTING POWER

      BENEFICIALLY                  29,123,194

        OWNED BY        --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
          EACH
                                    None
        REPORTING
                        --------------------------------------------------------
       PERSON WITH      8       SHARED DISPOSITIVE POWER

                                    29,123,194

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                29,123,194

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.1%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (see Instructions)

                IA

--------------------------------------------------------------------------------

                                  Page 2 of 13

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CUSIP No. 87952L108                 13G                       Page 3 of 13 pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Artisan Investment Corporation

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)

                Not Applicable
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Wisconsin

--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                    None
        NUMBER OF
                        --------------------------------------------------------
         SHARES         6       SHARED VOTING POWER

      BENEFICIALLY                  29,123,194

        OWNED BY        --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
          EACH
                                    None
        REPORTING
                        --------------------------------------------------------
       PERSON WITH      8       SHARED DISPOSITIVE POWER

                                    29,123,194

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                29,123,194

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.1%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (see Instructions)

                CO

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                                  Page 3 of 13

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CUSIP No. 87952L108                 13G                       Page 4 of 13 pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Andrew A. Ziegler

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)

                Not Applicable
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.

--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                    None
        NUMBER OF
                        --------------------------------------------------------
         SHARES         6       SHARED VOTING POWER

      BENEFICIALLY                  29,123,194

        OWNED BY        --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
          EACH
                                    None
        REPORTING
                        --------------------------------------------------------
       PERSON WITH      8       SHARED DISPOSITIVE POWER

                                    29,123,194

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                29,123,194

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.1%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (see Instructions)

                IN

--------------------------------------------------------------------------------

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CUSIP No. 87952L108                 13G                       Page 5 of 13 pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Carlene Murphy Ziegler

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see Instructions)

                Not Applicable
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.

--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                    None
        NUMBER OF
                        --------------------------------------------------------
         SHARES         6       SHARED VOTING POWER

      BENEFICIALLY                  29,123,194

        OWNED BY        --------------------------------------------------------
                        7       SOLE DISPOSITIVE POWER
          EACH
                                    None
        REPORTING
                        --------------------------------------------------------
       PERSON WITH      8       SHARED DISPOSITIVE POWER

                                    29,123,194

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                29,123,194

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

                Not Applicable

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                7.1%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (see Instructions)

                IN

--------------------------------------------------------------------------------

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Item 1(a)       Name of Issuer:

                        Telesp Celular Participacoes S.A.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                        Av. Doutor Chucri Zaidan 860, 04583-110
                        Sao Paulo, SP, Brazil

Item 2(a)       Name of Person Filing:

                        Artisan Partners Limited Partnership
                        ("Artisan Partners")
                        Artisan Investment Corporation, the general partner of Artisan Partners ("Artisan Corp.")
                        Andrew A. Ziegler
                        Carlene Murphy Ziegler

Item 2(b)       Address of Principal Business Office:

                        Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                        875 East Wisconsin Avenue, Suite 800
                        Milwaukee, WI 53202

Item 2(c)       Citizenship:

                        Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                        Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)       Title of Class of Securities:

                        American Depositary Shares, as evidenced by American Depositary Receipts

Item 2(e)       CUSIP Number:

                        87952L108

Item 3          Type of Person:

                        (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

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Item 4  Ownership (at December 31, 2004):

                (a)     Amount owned "beneficially" within the meaning of rule
                        13d-3:

                        29,123,194 American Depositary Shares (as evidenced by American Depositary Receipts) representing 72,807,985,000 shares of the Issuer's preferred stock

                (b)     Percent of class:

                        7.1% of the Issuer's preferred stock, based on 1,029,666,595,649 shares of preferred stock outstanding as of December 31, 2004

                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote: None

                        (ii)    shared power to vote or to direct the vote:
                                29,123,194

                        (iii) sole power to dispose or to direct the disposition of: None

                        (iv) shared power to dispose or to direct disposition of: 29,123,194

Item 5  Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
        Person:

                Not Applicable

Item 8  Identification and Classification of Members of the Group:

                Not Applicable

Item 9  Notice of Dissolution of Group:

                Not Applicable

Item 10 Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and

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                were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 24, 2005

                                 ARTISAN INVESTMENT CORPORATION
                                 for itself and as general partner of
                                 ARTISAN PARTNERS LIMITED PARTNERSHIP
                                 (Company)

                                 By: Lawrence A. Totsky*
                                     ------------------------------------

                                 ANDREW A. ZIEGLER

                                 Andrew A. Ziegler*
                                 ----------------------------------------

                                 CARLENE MURPHY ZIEGLER

                                 Carlene Murphy Ziegler*
                                 ----------------------------------------

                                *By: /s/ Lawrence A. Totsky
                                     ------------------------------------
                                     Lawrence A. Totsky
                                     Chief Financial Officer of Artisan
                                     Investment Corporation
                                     Attorney-in-Fact for Andrew A. Ziegler
                                     Attorney-in-Fact for Carlene Murphy Ziegler

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of March 24, 2005 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2       Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3       Power of Attorney of Carlene M. Ziegler dated as of April 2,
                2002

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

        The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                        Dated:  March 24, 2005

                                 ARTISAN INVESTMENT CORPORATION
                                 for itself and as general partner of
                                 ARTISAN PARTNERS LIMITED PARTNERSHIP
                                 (Company)

                                 By: Lawrence A. Totsky*
                                     -------------------------------------------

                                 ANDREW A. ZIEGLER

                                 Andrew A. Ziegler*
                                 -----------------------------------------------

                                 CARLENE MURPHY ZIEGLER

                                 Carlene Murphy Ziegler*
                                 -----------------------------------------------

                                *By: /s/ Lawrence A. Totsky
                                     -------------------------------------------
                                     Lawrence A. Totsky
                                     Chief Financial Officer of Artisan
                                     Investment Corporation
                                     Attorney-in-Fact for Andrew A. Ziegler
                                     Attorney-in-Fact for Carlene Murphy Ziegler

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                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

        The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

        This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

        IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2nd day of April, 2002.

                                     /s/ Andrew A. Ziegler
                                     -------------------------------------------
                                     Andrew A. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

        I, Marie V. Glowacki, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

        Given under my hand and notarial seal, this 2 day of April, 2002.

                                     /s/ Marie V. Glowacki
                                     -------------------------------------------
                                     Notary Public

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                                                                       EXHIBIT 3

                                POWER OF ATTORNEY

        The undersigned, Carlene Murphy Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

        This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

        IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2 day of April, 2002.

                                     /s/ Carlene Murphy Ziegler
                                     -------------------------------------------
                                     Carlene Murphy Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

        I, Kim R. Ruffert, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene Murphy Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

        Given under my hand and notarial seal, this 2 day of April, 2002.

                                     /s/ Kim R. Ruffert
                                     -------------------------------------------
                                     Notary Public